EXHIBIT 21

                        SUBSIDIARIES OF NUMEREX CORP.(1)

                 Numerex Investment Corp.                   (Tier 1)
                    Bronzebase Limited                      (Tier 2)
                    Versus Technology Limited               (Tier 3)
                    DCX Systems Company                     (Tier 2)
                 DCX Systems, Inc.                          (Tier 1)
                 Digilog Inc.                               (Tier 1)
                 Broadband Networks, Inc.(2)                (Tier 1)

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1    Does not include Uplink Security, Inc., in which Company owns a 19.5%
     equity interest.

2 Company owns 100% of outstanding common stock, which upon the exercise of employee stock options, could be reduced to 82%.



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